UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2011

Northfield Bancorp, Inc.

(Exact name of registrant as specified in its charter)

United States	1-33732	42-1572539
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1410 St. Georges Avenue, Avenel, New Jersey		07001
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (732) 499-7200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K/A is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

EXPLANATORY NOTE

On October 20, 2011, Northfield Bancorp, Inc. (the “Company,” “we,” or “us”) filed a Current Report on Form 8-K to report that its wholly owned subsidiary, Northfield Bank (the “Bank”), had entered into a definitive agreement with the Federal Deposit Insurance Corporation (the “FDIC”) on October 14, 2011, pursuant to which the Bank assumed all of the deposits and acquired essentially all of the assets of First State Bank, a New Jersey State-chartered bank, from the FDIC. In that filing, the Company indicated that it would amend the Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K. This amendment is being filed to update the disclosures in Item 2.01 and to provide the financial information required by Item 9.01. In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, “Financial Statements of Acquired Troubled Financial Institutions” (“SAB 1:K”), and a request for relief submitted to the Securities and Exchange Commission in accordance therewith, the Company has omitted certain financial information of First State Bank required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as this acquisition, in which the registrant engages in an acquisition related to a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 14, 2011, Northfield Bank (the “Bank”) assumed all of the deposits and acquired essentially all of the assets of First State Bank, a New Jersey State-chartered bank, from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for First State Bank, pursuant to the terms of the Purchase and Assumption Agreement, dated October 14, 2011, between the Bank and the FDIC, as receiver for First State Bank.

The Bank assumed approximately $188.6 million in liabilities including approximately $188.3 million in deposits and acquired approximately $185.0 million in assets, including approximately $132.8 million in loans and approximately $21.2 million in securities. The loans acquired by the Bank principally consist of commercial loans and commercial real estate loans. The Bank did not purchase $5.6 million in SBA Loans, and $5.2 million in other loans which were retained by the FDIC. Deposits were acquired at no premium and assets acquired were purchased at a discount of $46.9 million resulting in a cash payment from the FDIC of approximately $50.5 million. The Agreement contained no loss-share provisions with the FDIC. The amounts reported above are at the carrying values reported to the Bank by the FDIC as of October 14, 2011. See Item 9.01 “Financial Statements and Exhibits” for discussion of the Bank’s accounting for the transaction.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

Discussion

As set forth in Item 2.01 above, on October 14, 2011, the Bank assumed all of the deposits and acquired essentially all of the assets of First State Bank from the FDIC, as receiver. The transaction has been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the October 14, 2011 acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one year after the acquisition date. The application of the acquisition method of accounting resulted in a pre-tax gain of $5.9 million, $3.6 million after tax. This gain will be recorded in the Company’s consolidated statement of income and comprehensive income that will be included in its Form 10-K for the year ending December 31, 2011. Such gain represents the excess of the estimated fair value of the assets acquired plus the consideration received from the FDIC over the estimated fair value of the liabilities assumed.

Financial Condition

The transaction resulted in increases in the Company’s and the Bank’s assets, liabilities and stockholders’ equity.

Investment Portfolio

We acquired readily marketable investment securities at an estimated fair value of $21.2 million and Federal Home Loan Bank of New York stock of approximately $265,000.

The following table presents the composition of the investment securities acquired at October 14, 2011:

October 14, 2011
(unaudited)
(in thousands)
Mortgage-backed securities:
Pass-through certificates:
Government-sponsored enterprise (GSE)	$8,543
Real estate mortgage investment conduits (REMIC’s):
GSE	6,911

15,454

Other securities:
GSE bonds	5,741

5,741

Total securities acquired	$21,195

The following table presents a summary of yields and contractual maturities of the investment securities acquired at October 14, 2011:

	More than Five Years Through Ten Years		More than Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)

Mortgage-backed securities:
Pass-through certificates:
GSE	$3,603	1.83%	$4,940	1.89%	$8,543	1.86%
REMIC’s:
GSE	—	0.00%	6,911	1.65%	6,911	1.65%
Other securities:
GSE bonds	5,741	0.98%	—	0.00%	5,741	0.98%

Investment securities acquired	$9,344	1.31%	$11,851	1.75%	$21,195	1.53%

All securities acquired were sold or called after October 14, 2011 but before filing this report on form 8-K/A, with a recognized loss of $163,000.

$265,000 of Federal Home Loan Bank of New York stock was also acquired at October 14, 2011 and recorded at its redemption value, which approximates fair value.

Loans

The following table presents the balance of each major category of loans acquired at the acquisition date.

	October 14, 2011
	Amount	Percent of Total
	(unaudited)
	(dollars in thousands)
Loan Category:
One- to four-family mortgage loans	$2,343	1.77%
Commercial real estate mortgage	41,942	31.67%
Commercial and industrial	73,232	55.30%
Home equity loans	10,696	8.08%
Auto Loans	4,101	3.10%
Other loans	109	0.08%

Total loans	132,423	100.0%

Total discount resulting from acquisition date fair value adjustment	(40,506)

Net loans acquired	$91,917

Loans are accounted for under FASB ASC Topic 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality,” and initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. At the October 14, 2011 acquisition date, we estimated the fair value of the loan portfolio, at $91.9 million, which represents the expected cash flows from the portfolio discounted at market-based rates. In estimating such fair value, we (a) calculated the contractual recorded amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”); and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans utilizing the level yield method. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is referred to as the “nonaccretable difference.” The nonaccretable difference represents an estimate of the credit risk in the loan portfolio at the acquisition date. We estimated the cash flows expected to be collected by using credit risk, interest rate risk, and prepayment risk models, which incorporate our best estimate of current key assumptions, such as default rates, loss severity rates, collateral values and prepayment speeds. We adopted guidelines under FASB ASC Topic 310-30, whereby purchasers are permitted to aggregate acquired loans into one or more pools, provided that the loans have common risk characteristics, to create a single pool of loans. The pool was then accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. The following table reconciles contractual cash flows of loans to the estimated fair value loans:

October 14, 2011 (in thousands)

Contractual cash flows	$185,442
Unaccretable yield	(52,232)

Expected cash flows	133,210
Accretable yield	(41,293)

Estimated fair value	$91,917

The loans acquired in the transaction are, and will continue to be, reviewed for collectability, based on the expectations of cash flows on these loans. As a result, if there is a decrease in expected cash flows due to an increase in estimated credit losses compared to the estimate made at the October 14, 2011 acquisition date, the decrease in the present value of expected cash flows will be recorded as a provision for loan losses charged to earnings and an allowance for loan losses will be established if such decrease in estimated cash flows related to events subsequent to the acquisition, otherwise the charge will be an adjustment to the bargain purchase gain. The bargain purchase gain may be adjusted for up to one year from the date of the acquisition.

A summary of the loans acquired in the acquisition as of October 14, 2011 and the related fair value adjustment follows:

	Loan Balances	Fair Value Adjustment	Estimated Fair Value
	(unaudited)
	(in thousands)
Loan Category:
One- to four-family mortgage loans	$2,343	$(641)	$1,702
Commercial real estate mortgage	41,942	(8,532)	33,410
Commercial and industrial	73,232	(24,544)	48,688
Home equity loans	10,696	(3,951)	6,745
Auto Loans	4,101	(2,832)	1,269
Other loans	109	(6)	103

Total	$132,423	$(40,506)	$91,917

Loan Interest Rate Sensitivity

The following tables present an interest rate sensitivity analysis with respect to certain individual categories of loans acquired, and provides separate analysis with respect to fixed rate loans and floating rate loans as of October 14, 2011. The amounts shown in the tables are at amortized cost.

	Repricing or Maturing in
	(unaudited)
	(in thousands)
	One Year or Less	Over One to Five Years	Over Five Years	Total
Loan Category:
One- to four-family mortgage loans	$210	$210	$1,923	$2,343
Commercial real estate mortgage	3,735	4,432	33,775	41,942
Commercial and industrial	12,844	9,750	50,638	73,232
Home equity loans	10,609	—	87	10,696
Auto Loans	41	4,060	—	4,101
Other loans	6	103	—	109

Total	$27,445	$18,555	$86,423	$132,423

	Fixed Rate	Floating Rate	Total
	(unaudited)
	(in thousands)
Loan Category:
One- to four-family mortgage loans	$2,343	$—	$2,343
Commercial real estate mortgage	34,457	7,485	41,942
Commercial and industrial	58,878	14,354	73,232
Home equity loans	87	10,609	10,696
Auto Loans	4,101	—	4,101
Other loans	109	—	109

Total	$99,975	$32,448	$132,423

The loan portfolio has a weighted-average expected life of 11.26 years and a weighted-average contractual interest rate of 7.04% at October 14, 2011. The expected life may be shorter or longer depending on the level of loan prepayments and credit losses. The average effective interest rate is expected to be higher due to accretion of fair value interest rate discounts.

Deposits

The acquisition provided deposits of $188.2 million at October 14, 2011. The following table presents a summary of the deposits assumed at the acquisition date and the adjusted interest rates on these deposits. In accordance with FDIC rules, regulations, and powers, the Company exercised its right to adjust the interest rates on all deposits to current rates offered within seven business days of the transaction.

	October 14, 2011
	Amount	Adjusted Rate
	(unaudited)
	(dollars in thousands)
Non-interest demand	$10,615	—%
Negotiable orders of withdrawal	9,121	0.55
Money market	68,027	0.69
Savings	3,418	0.22
Certificates of deposit under $100 thousand	53,053	0.80
Certificates of deposit $100 thousand and over	44,000	0.79

Total deposits	$188,234	0.69%

All rates on certificates of deposit were adjusted by the Bank to current market rates based on the remaining maturity of the account therefore the carrying values approximate fair value.

The scheduled maturities of certificates of deposit at the acquisition date are as follows:

October 14, 2011
(unaudited)
(in thousands)

3 months or less	$21,791
Over 3 months through 6 months	13,383
Over 6 months through 12 months	19,740
Over 12 months	42,139

Total	$97,053

Stockholders’ Equity and Regulatory Capital

The transaction has been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the October 14, 2011 acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one year after the acquisition date. The application of the acquisition method of accounting resulted in an after-tax gain of $3.6 million, which increased our stockholders’ equity. A summary of the net assets acquired and the estimated fair value adjustments resulting in the gain follows:

October 14, 2011
(unaudited)
(in thousands)

Transaction cost basis liabilities in excess of assets	$(3,692)
Receivable from the FDIC	50,502

Net assets acquired before fair value adjustments	46,810
Fair value adjustments:
Loans	(40,506)
Other real estate owned	(1,531)
Core deposit intangible	1,160

Pre-tax bargain purchase gain	5,933
Deferred income tax liability	(2,373)

Net after-tax bargain purchase gain	$3,560

The net after-tax bargain purchase gain represents the excess of the estimated fair value of the assets acquired (including cash payments received from the FDIC) over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. The FDIC made a cash payment to us of $50.5 million.

The $3.6 million net after-tax gain on the transaction will be recorded in the consolidated Company’s fourth quarter of 2011 operations and increase the Company’s stockholders’ equity, and the Bank’s stockholder’s equity and regulatory capital. The Bank’s total assets and risk-weighted assets also increased as a result of the transaction. The Bank’s regulatory capital remains well in excess of all amounts required to be considered well capitalized.

Operating Results and Cash Flows

Operations related to the assets acquired and liabilities assumed will be included in the Company’s consolidated operating results from October 15, 2011, forward. A portion of the fair value adjustments related to the loans will be accreted to interest income as payments are received on the loans. The amount and timing of such discount accretion is dependent, in part, on our collection and loan workout efforts.

The loans acquired in the transaction are, and will continue to be, reviewed for collectability, based on the expected future cash flows (amount and timing) on these loans. As a result, if there is a decrease in expected cash flows due to an increase in estimated credit losses compared to the estimate made at the October 14, 2011 acquisition date, the decrease in the present value of expected cash flows will be recorded as a provision for loan losses charged to earnings and an allowance for loan losses will be established if such decrease in estimated cash flows related to events subsequent to the acquisition, otherwise the charge will be an adjustment to the bargain purchase gain. The bargain purchase gain may be adjusted for up to one year from the date of the acquisition.

The Company’s operating results may be adversely affected by the acquired loans and the related discounts reflected in the estimated fair value of these assets at the acquisition date. In accordance with the provisions of FASB ASC Topic 310-30, the estimated fair values of the acquired loans reflect an estimate of expected losses related to these loans. As a result, our operating results would only be affected by loan losses to the extent that such losses differ from the expected losses reflected in the fair value of these assets at the acquisition date. FASB ASC Topic 805 (“Business Combinations”) prohibits the carry-over or recognition of an allowance for loan losses under the acquisition method of accounting. On the acquisition date, the preliminary estimate of the recorded contractual principal and interest payments for loans acquired in the acquisition was $185.4 million and the estimated fair value of the loans was $91.9 million, with an accretable yield of $41.3 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses, adjustments related to market liquidity, and prevailing interest rates at the acquisition date.

Although the acquired loans will likely have an affect on the cash flows and operating results of the Company in both the short-term and the long-term such affect is not expected to be significant. In the short-term, it is likely that there will be an amount of the loans that will experience deterioration in payment performance, or will be determined to have inadequate collateral values to repay the loans. In such instances, the Company will likely no longer receive payments from the borrowers, which will affect cash flows.

The affect of the acquired loans on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that we may experience will depend primarily on the ability of the borrowers to make payments over time. In addition, the Company recorded fair value adjustments related to the purchase of these loans. A portion of these adjustments will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of our collection efforts on the delinquent loans.

Liquidity

We believe that our liquidity has not significantly changed as a result of this transaction. At the October 14, 2011 acquisition date, we acquired $26.9 million in cash and cash equivalents, excluding the $50.5 million in cash due from (and subsequently paid by) the FDIC to consummate the acquisition, and $21.2 million in investment securities, all of which were classified as available for sale and then subsequently sold. The acquired cash will be used to manage deposit flows, to originate loans, and for other operating needs.

The Bank has a secured line of credit with the FHLB of New York. This line of credit does not yet reflect certain assets acquired in the transaction which may be eligible to be pledged and which we believe will increase the Bank’s borrowing capacity. Additional liquidity stems from the Bank’s portfolio of available-for-sale securities, the deposits we gather through our branches, and the use of wholesale funding sources, including brokered deposits and wholesale borrowings.

Forward-Looking Information

This Report on Form 8-K/A contains certain forward-looking information about the Company and its subsidiaries, which statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied by, or projected by, such forward-looking statements. A discussion of risks, uncertainties, and other factors that could cause actual results to differ materially from management’s expectations is set forth under (a) Part I: Item 1A, “Risk Factors,” and in Item 7,

“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010; and under (b) Item 1A, “Risk Factors,” in Part II, “Other Information,” in the Company’s quarterly report on Form 10-Q for the three months ended September 30, 2011.

The following financial statement is attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a):

•	Report of Independent Registered Public Accounting Firm;

•	Statement of Assets Acquired and Liabilities Assumed at October 14, 2011 (audited); and

•	Notes to Statement of Assets Acquired and Liabilities Assumed.

(d) Exhibits.

Exhibit No.	Description

23.1	Consent of KPMG LLP

99.2	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at October 14, 2011 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2011	NORTHFIELD BANCORP, INC.

/s/ Steven M. Klein
Steven M. Klein
Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of KPMG LLP

99.2	Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at October 14, 2011 Notes to Statement of Assets Acquired and Liabilities Assumed